Exhibit 99.1

N E W S B U L L E T I N FROM:	RE: Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Stacy Feit Financial Relations Board (213) 486-6549

IMMEDIATE RELEASE:

May 5, 2009

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL 2009

SOUTH JORDAN, UTAH, May 5, 2009 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its second fiscal quarter ended March 31, 2009.

Total revenue for the second fiscal quarter of 2009 was $137.7 million, compared to $172.0 million for the March 2008 quarter. Gross profit decreased from $41.3 million in the March 2008 quarter to $22.6 million in the March 2009 quarter. The net loss in the March 2009 quarter was $(406.3) million, or $(9.78) per diluted share, which compares to a net loss of $(9.2) million or $(0.22) per diluted share in the March 2008 quarter. The 2009 quarterly loss includes a one-time charge totaling $465.7 million for the impairment of goodwill. Excluding the impairment charge, the net loss for the 2009 quarter would have been $(34.0) million, or $(0.82) per diluted share.

Highlights for the quarter included:

•

Sales in our vinyl accessories group, a division of our building products segment, increased 64% from February to March 2009, compared to a 27% increase in the same period last year. Sales continued to improve in April

•	After adjustment for the sale of our mortar/stucco business in 2008, March 2009 quarter operating income in our Texas block business tripled year over year

•	Coal cleaning revenue in the quarter was a record $21.0 million, as compared to $6.2 million in the year-ago quarter

•

The Company entered into a joint venture with the University of Utah to commercialize carbon sequestration capabilities; the Company also formed a strategic alliance with Criterion Catalysts & Technologies (“Criterion”) to enhance sales opportunities of its HCAT hydrocracking technology

•	The Company consolidated its coal cleaning and CCP businesses, which should result in annual cost savings of approximately $8 - $10 million

“Our second quarter was challenging, as continuing recessionary conditions drove revenue declines in our coal combustion products and building products businesses. On a positive note, however, we saw sales momentum in our building products business in March and April, which could signal an improvement in the outlook for this business, particularly in remodeling sales. We also recorded $21.2 million of revenue in our energy segment, and we began to see results from our cost cutting initiatives,” said Kirk A. Benson, Chairman and Chief Executive Officer.

“In terms of new business opportunities, we recently announced an exciting new joint venture with the University of Utah to commercialize carbon sequestration opportunities, which we expect will have a positive impact on our financial performance going forward. We also formed an alliance with Criterion to enhance sales opportunities of our HCAT hydrocracking technology,” said Benson.

“We are taking proactive steps to position Headwaters for the economic recovery ahead. We are continuing to optimize existing lines of business and to pursue new opportunities that could contribute to revenues in the near-term. Our goal is to position the Company for sales growth and earnings leverage as we exit the recession,” concluded Benson.

Financial Results for the Six Months Ended March 31, 2009

Headwaters’ total revenue for the six months ended March 31, 2009 was $303.8 million, compared to $420.9 million for the six months ended March 31, 2008. Gross profit decreased from $104.4 million for the six months ended March 31, 2008 to $54.3 million for the six months ended March 31, 2009. The net loss for the six months ended March 31, 2009 was $(407.1) million, or $(9.82) per diluted share, which compares to net income of $0.7 million or $0.02 per diluted share for the six months ended March 31, 2008. Excluding the goodwill impairment charge, the net loss for the six months ended March 31, 2009 would have been ($34.8) million, or ($0.86) per diluted share.

Operating Results Excluding Unusual Items

Unusual items that occurred during the 2008 fiscal year include the termination of Headwaters’ Section 45K business as of December 31, 2007 and the sale of the mortar/stucco business during the six months ended March 31, 2008. In the March 2009 quarter, Headwaters recorded goodwill impairments in the building products and energy segments totaling approximately $465.7 million. The goodwill impairment has no impact on our cash position, cash flow from operating activities or senior debt covenant compliance. Following these impairments, there is no remaining recorded goodwill related to either of these segments. Certain limited deferred tax benefits associated with the goodwill impairment will be deductible for income taxes purposes.

The March 2008 quarter net loss, adjusted to eliminate the residual Section 45K operations and the mortar/stucco business, was $(16.1) million, and the net loss recorded in the March 2009 quarter, adjusted for the goodwill impairments, was $(34.0) million, details of which are shown in the attached Condensed Consolidated Statements of Operations. Headwaters’ total revenue for the March 2009 quarter was $137.7 million, compared to $162.7 million for the March 2008 quarter, excluding Section 45K and the mortar/stucco business. Gross profit decreased from $33.3 million in the March 2008 quarter, excluding Section 45K and the mortar/stucco business, to $22.6 million in the March 2009 quarter. The diluted earnings (loss) per share in the March 2009 quarter, excluding the goodwill impairments, was $(0.82), which compares to $(0.39) per diluted share in the March 2008 quarter, excluding Section 45K and the mortar/stucco business.

Business Segment Performance

Our business segment performance during the quarter ended March 31, 2009, compared to the quarter ended March 31, 2008, was as follows:

Energy Segment

Headwaters Energy Services adds value to coal while protecting the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Coal revenue in the March 2009 quarter was a record $21.0 million, compared to $6.2 million in the March 2008 quarter. Headwaters sold 490,000 tons of coal (including 122,000 tons in our tolling operations) in the March 2009 quarter, compared to 378,000 tons (including 242,000 tons in tolling operations) in the March 2008 quarter, a 30% increase in merchant facility tons sold. Average revenue per ton for non-tolling product sold in the March 2009 quarter was $56, compared to $40 in the March 2008 quarter.

Operating income was burdened during the quarter as the Company incurred ramp-up and initial operating costs at multiple facilities, compounded by lower than anticipated sales. During the quarter, we responded to market conditions by consolidating our coal cleaning operations into our coal combustion products business, and reducing production at our facilities. We have identified immediate savings through the consolidation of the business operations and expect ongoing annualized savings in the range of $8 to $10 million. Through the second half of the year, we anticipate flat coal production and a slight increase in revenue as we reduce inventories. We expect minimal metallurgical coal sales through September 2009.

In the March quarter, we formed a joint venture with the University of Utah to begin building a carbon dioxide sequestration business. The venture plans to seek access to part of the $8 billion of funding that has been set aside by the Federal government for carbon capture and storage and to provide leadership in this important new industry.

Recently, we formed an alliance with Criterion Catalysts & Technologies to offer our HCAT hydrocracking technology in conjunction with Criterion’s advanced residue upgrading catalysts for ebullated bed hydrocracking. HCAT helps petroleum refiners produce clean fuels from residual “bottom-of-the-barrel” heavy oil. We believe the alliance will enhance Headwaters ability to market HCAT. In addition, we successfully completed a fifth HCAT run at a major refinery. The refinery industry is showing continuing interest in HCAT as a result of the demonstrated benefits in heavy oil upgrading.

Coal Combustion Products

Headwaters Resources is America’s largest manager and marketer of coal combustion products (“CCPs”), including fly ash. Utilization of these materials improves performance of building products while creating significant environmental benefits.

Revenues from CCPs in the March 2009 quarter were $48.1 million, a decline of $12.9 million from the March 2008 quarter. Reduced sales were directly related to severe winter weather in 2009 and weaker markets in California and Florida. Business has remained stable in the remainder of the country.

In spite of the drop in revenue, gross margins improved by over 200 basis points to 24% in 2009 compared to 22% in the March 2008 quarter. The improvement in gross margin is a direct result of our continuous lean improvement efforts, resulting in higher overall productivity and lower transportation costs. We have identified approximately $9 million of savings through our continuous improvement process. Due to seasonality, we estimate that approximately 40% of our anticipated yearly CCPs revenue was generated in the first half of the year. In the second half of the fiscal year, we expect operating margins will be significantly higher than the 10% operating margins experienced in the March 2009 quarter, due to increased seasonal sales and improved operating efficiencies. In 2008, operating margins for the June and September quarters were 21% and 23%, respectively.

Building Products

Headwaters Building Products is a national market leader in a large variety of building products, including vinyl accessories and architectural stone veneer. We also hold a leading regional market position in manufacturing and marketing concrete blocks and brick. Headwaters Building Products has consistently developed innovative new products for the building products industry, such as its new cellular PVC trim board product, recently introduced at the national home builders show in Las Vegas.

Revenues from our building products business in the March 2009 quarter were $68.4 million, a decrease of 26% from $92.2 million in the March 2008 quarter, after adjustment for the sale of the mortar/stucco business in 2008. The gross margin of 18% in 2009 decreased from the 2008 gross margin of 22%, and the operating margin of (11%) in the March 2009 quarter was somewhat lower than the operating margin of (9%) in the March 2008 quarter, after adjustment to exclude 2009 goodwill impairment.

Our regional concrete block product business experienced record results for a March quarter in 2009 and we anticipate continued strong performance for the remainder of the year. Vinyl accessories and architectural stone experienced a downturn in the December 2008 quarter that continued into the first part of the March 2009 quarter.

The results for our Building Products Group for the month of March were encouraging. We saw a material seasonal rebound in sales and meaningful improvements in gross margins and operating margins with the higher level of sales, combined with costs savings initiatives implemented in the first half of our fiscal year. For the month, gross margins were 30%, compared to 18% for the quarter, while operating margins were 6%, compared to (11%) for the quarter, excluding the goodwill impairment. We exceeded our expectations for the month of March for sales, gross margin, operating income and EBITDA excluding the goodwill impairment. Our vinyl accessory sales continue to improve as incoming orders for April exceeded forecasts, while architectural stone is also seeing its sales improve in April. This initial change in sales pattern could reflect an improving remodeling market, focused primarily in the eastern United States. We anticipate that our sales in the first half of the year will be approximately 43% of our total sales for the full year and we expect to have significant margin improvements over the first quarter based on March results and improved sales.

In addition to anticipated future increases in revenue, we continue to focus on cost improvements. Since the beginning of our fiscal year, employee headcount is down 27%. The majority of these reductions occurred in the March quarter and we expect to realize cost benefits in future quarters. Our 2009 cost savings initiatives, totaling approximately $24 million, are heavily weighted towards the second half of our fiscal year.

Outlook

Excluding the effects of the March 2009 goodwill impairment, we believe fully diluted earnings for Headwaters fiscal year should be in the range of $0.25 to $0.45 per share, including a tax benefit realized in the June and September quarters in the range of $13 million to $19 million. Headwaters’ revenue and income are very seasonal. A very large percentage of our revenue and nearly all of our operating income is generated in the June and September quarters.

Our current estimate of trailing twelve months EBITDA at September 2009 is in the range of $135 million to $145 million, based on our forecast and the cost improvements that have been identified. We believe that cash flow from operations over the next six months, combined with our cost reduction initiatives, should provide us with the ability to retire our revolver in September 2009 and provide adequate liquidity for normal business operations. The combination of projected EBITDA and cash flow generation should allow Headwaters to remain compliant with our senior debt covenants.

Interest expense is projected to be approximately $35 million in fiscal 2009 and depreciation and amortization is projected to be approximately $80 million.

“We are pleased that our cost reduction measures are beginning to benefit our income statement and are having a positive impact on cash flow and EBITDA,” stated Steven G. Stewart, Headwaters’ Chief Financial Officer. “The consolidation of coal cleaning into our coal combustion business was a key element of our strategy to bring down our production cost per ton. We have already identified multiple synergies between these businesses that will lead to cost efficiencies. Cash generation over the second half of the year should improve, as our business is seasonal, and the plans we have in place should position us to maintain adequate liquidity.”

Capital Structure

In March and April 2009, Headwaters issued $27.4 million in principal amount of new 14.75% convertible senior subordinated notes due 2014, in exchange for the extinguishment of $39.1 million of 2.50% convertible senior subordinated notes due 2014. Gains of $1.6 million and $10.1 million were recognized on this extinguishment of debt in March and April, respectively. The components of our debt structure as of March 31, 2009 are shown in the following table:

(in millions)	Amount Outstanding		Interest Rate	Maturity or Put Date
Senior secured first lien term loan		$197.5	LIBOR + 5.00%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $9.4 million)		$15.0	LIBOR + 5.00%	September 2009
Convertible senior subordinated notes	$ $ $ $	154.5 91.6 63.3 3.9	2.50% 2.875% 16% 14.75%	February 2014 June 2011 June 2012 February 2014
Total		$525.8

Except for amounts outstanding under the revolving credit facility, Headwaters has no debt repayment requirements until 2011. Headwaters is in compliance with all debt covenant requirements at March 31, 2009. The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (TTM) EBITDA:

	9/30/07	9/30/08	3/31/09
Current Ratio	1.88	2.08	1.91
Total debt to TTM EBITDA	1.82	3.88	4.31
Senior debt to TTM EBITDA	0.72	1.54	1.83
TTM EBITDA (in millions)	$301.2	$142.1	$126.3

EBITDA is used to make computations of required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/07	9/30/08	3/31/09
Net Income (Loss)	$20.1	$(169.7)	$(577.5)
Net Interest Expense	31.1	23.8	28.9
Income Taxes, as defined	69.8	2.2	(76.3)
Depreciation and Amortization, as defined	82.2	74.2	78.3
Impairments, as defined	98.0	211.6	672.9
TTM EBITDA	$301.2	$142.1	$126.3

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 12, 2009 by dialing 1-800-406-7325 or 1 303-590-3030 and entering the passcode 4065606.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2008	2009	2008	2009
Revenue:
Building products	$93,560	$68,401	$208,326	$156,628
Coal combustion products	60,982	48,083	138,408	115,309
Energy	17,437	21,184	74,142	31,897

Total revenue	171,979	137,668	420,876	303,834
Cost of revenue:
Building products	72,843	56,082	154,679	126,346
Coal combustion products	47,651	36,480	103,559	83,540
Energy	10,150	22,464	58,247	39,665

Total cost of revenue	130,644	115,026	316,485	249,551

Gross profit	41,335	22,642	104,391	54,283
Operating expenses:
Amortization	5,431	6,210	10,943	11,955
Research and development	3,827	1,834	7,968	5,295
Selling, general and administrative	40,959	27,284	75,988	58,892
Goodwill impairment	—	465,656	—	465,656

Total operating expenses	50,217	500,984	94,899	541,798

Operating income (loss)	(8,882)	(478,342)	9,492	(487,515)
Net interest expense	(6,207)	(8,467)	(12,051)	(17,158)
Other income (expense), net	3,795	3,250	7,778	20,685

Income (loss) before income taxes	(11,294)	(483,559)	5,219	(483,988)
Income tax benefit (provision)	2,090	77,290	(4,510)	76,840

Net income (loss)	$(9,204)	$(406,269)	$709	$(407,148)

Basic earnings (loss) per share	$(0.22)	$(9.78)	$0.02	$(9.82)

Diluted earnings (loss) per share	$(0.22)	$(9.78)	$0.02	$(9.82)

Weighted average shares outstanding — basic	41,117	41,556	41,502	41,459

Weighted average shares outstanding — diluted	41,117	41,556	41,622	41,459

Operating income (loss) by segment:
Building products	$(8,114)	$(468,815)	$601	$(472,122)
Coal combustion products	6,275	4,804	20,504	17,887
Energy	(1,464)	(12,128)	(1,658)	(26,766)
Corporate	(5,579)	(2,203)	(9,955)	(6,514)

Total	$(8,882)	$(478,342)	$9,492	$(487,515)

Reconciliation to adjusted amounts:
Net income (loss) as reported	$(9,204)	$(406,269)	$709	$(407,148)
Goodwill impairment, net of taxes	—	372,316	—	372,316

Net income (loss) adjusted for goodwill impairment	(9,204)	(33,953)	709	(34,832)
Sction 45K and mortar/stucco operations, net of taxes	(6,880)	—	(17,146)	—

Net income (loss) adjusted for goodwill impairment, Section 45K and mortar/stucco operations	$(16,084)	$(33,953)	$(16,437)	$(34,832)

Diluted earnings (loss) per share adjusted for goodwill impairment, Section 45K and mortar/stucco operations	$(0.39)	$(0.82)	$(0.39)	$(0.86)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2008	March 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$21,637	$8,607
Trade receivables, net	117,595	74,939
Inventories	53,068	56,274
Other	48,086	37,355

Total current assets	240,386	177,175
Property, plant and equipment, net	304,835	316,304
Intangible assets, net	226,168	214,745
Goodwill	582,111	115,999
Other assets	48,486	44,919

Total assets	$1,401,986	$869,142

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,688	$19,147
Accrued liabilities	88,041	58,403
Current portion of long-term debt	—	15,000

Total current liabilities	115,729	92,550
Long-term debt	532,500	510,776
Income taxes	105,467	22,675
Other long-term liabilities	16,738	14,833

Total liabilities	770,434	640,834

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	509,977	510,721
Retained earnings (accumulated deficit)	130,394	(276,754)
Other	(8,861)	(5,701)

Total stockholders’ equity	631,552	228,308

Total liabilities and stockholders’ equity	$1,401,986	$869,142